EXHIBIT 3.1

SPECTRUMDNA, INC.

Certificate of Designation

Series A Convertible Preferred Stock

Pursuant to Section 151

of the

General Corporation Law of the State of Delaware

SpectrumDNA, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Company”), DOES HEREBY CERTIFY that, by unanimous written consent in lieu of a meeting dated as of February 2, 2015, the following resolution was duly adopted by the Board of Directors of the Company pursuant to Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company by Article Fourth of the Company’s certificate of incorporation, as amended (the “Certificate of Incorporation”), a series of Preferred Stock of the Company be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Company, such series to be designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), to consist of 250,000 shares, par value $0.001 per share, of which the powers, designations, preferences, and rights, and the qualifications, limitations and restrictions thereof, shall be as follows:

1. Dividend Rights. Holders of shares of Series A Preferred Stock shall have no right to receive dividends.

2. Liquidation Rights.

2.1 In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary (each of which is hereinafter referred to as a “Liquidation”), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount per share equal to the amount they would be entitled to receive as holders of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, if all outstanding shares of Series A Preferred Stock had been converted into Common Stock, before any distribution shall be made to the holders of Common Stock or any other stock junior to Series A Preferred Stock as to the distribution of assets upon Liquidation. If upon Liquidation the Company’s assets are not sufficient to pay in full the amounts so payable to the holders of shares of Series A Preferred Stock and the holders of any other series of Preferred Stock ranking on a parity as to the distribution of assets on Liquidation with shares of Series A Preferred Stock, all shares of Series A Preferred Stock and of such other series of Preferred Stock shall participate ratably in the distribution of assets in proportion to the full amounts to which they are respectively entitled.

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2.2 For the purpose of this Paragraph 2, the merger or consolidation of the Company into or with another corporation or the merger or consolidation of any other corporation into or with the Company (in which consolidation or merger the stockholders of the Company receive cash or securities in exchange for disposition of all the assets of the Company), shall not be deemed to be a liquidation, dissolution or winding up of the Company.

3. Voting Rights. Except as required under the General Corporation Law of the State of Delaware, the Series A Preferred Stock shall not be entitled to any voting rights.

4. Conversion Rights.

4.1 Each share of Series A Preferred Stock shall automatically convert, without any action on the part of the holder, into 1,000 fully paid and nonassessable shares of Common Stock of the Company (the “Conversion Rate”), upon the consummation by the Company and closing (the “Effective Time”) of an acquisition, reverse merger or similar transaction which would require the filing with the Securities and Exchange Commission of a Current Report on Form 8-K pursuant to Item 2.01 thereof (the “Automatic Conversion Event”).

4.2 The Company shall give the holders of the Series A Preferred Stock written notice of the occurrence of the Automatic Conversion Event within ten days after the Effective Time (the “Automatic Conversion Notice”). The Automatic Conversion Notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Series A Preferred Stock at such holder’s address last shown on the records of the transfer agent for the Series A Preferred Stock (or the records of the Company, if it serves as its own transfer agent). Upon receipt of the Automatic Conversion Notice, each holder of shares of Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Company at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled.

4.3 Following the Effective Time, all outstanding shares of Series A Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the right of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock has been converted. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Effective Time and the surrender of the certificate or certificates for Series A Preferred Stock, the Company shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof.

4.4 All certificates evidencing shares of Series A Preferred Stock required to be surrendered for conversion in accordance with the provisions of this Paragraph 4 shall, from and after the Effective Time, be deemed to have been retired and cancelled and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the number of authorized shares of Series A Preferred Stock accordingly. The Company shall not be under any obligation to issue fractional shares or payments in lieu of fractional shares.

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4.5 The Conversion Rate shall be subject to adjustment from time to time in case the Company shall pay a stock dividend on its Common Stock (other than in shares of the Series A Preferred Stock), or in case the Company shall subdivide or combine the outstanding shares of Common Stock, the Conversion Rate shall immediately be proportionately adjusted. In case of any capital reorganization or any reclassification of the capital stock of the Company, each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company then deliverable upon conversion of such share of Series A Preferred Stock would have been entitled upon such reorganization or reclassification, and appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the shares of Series A Preferred Stock.

4.6 Whenever the Conversion Rate is adjusted as herein provided, an officer of the Company shall compute the adjusted Conversion Rate in accordance with the foregoing provisions and shall prepare a written instrument setting forth such adjusted Conversion Rate and showing in detail the facts upon which such adjustment is based, and a copy of such written instrument shall forthwith be mailed to each holder of record of the Series A Preferred Stock, and made available for inspection by the stockholders of the Company.

4.7 The Company will pay any and all taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

4.8 The Company shall cause the shares of Common Stock issued upon conversion of the Series A Preferred Stock to be listed, subject to notice of issuance, on any stock exchange(s) or automated quotation system on which outstanding shares of Common Stock may then be listed or quoted.

5. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution and in the Certificate of Incorporation, as amended.

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6. Status of Series A Preferred Stock Reacquired. Shares of Series A Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with applicable provisions of the laws of the State of Delaware), be deemed to be canceled and have the status of authorized and unissued shares of the class of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

7. Severability of Provisions. If any right, preference or limitation of the Series A Preferred set forth in this resolution is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

8. Headings of Provisions. The headings of the various provisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by its duly authorized officer this 2nd day of February, 2015.

SpectrumDNA, Inc.

By:	/s/ Parrish B. Ketchmark
Parrish B. Ketchmark
President

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